                                                                     EXHIBIT 4.1

                                    DELAWARE
                                   ----------

                                 The First State

         I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "LAIDLAW INTERNATIONAL, INC." FILED IN THIS OFFICE ON THE TWENTIETH DAY OF JUNE, A.D. 2003, AT 9:11 O'CLOCK A.M.

         A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

                                  /s/ Harriet Smith Windsor
                                  ----------------------------------------------
                                  Harriet Smith Windsor, Secretary of State

3617098 8100D [SEAL]              AUTHENTICATION: 2485142

030407841                                   DATE: 06-20-03

                          CERTIFICATE OF INCORPORATION
                                       OF
                           LAIDLAW INTERNATIONAL, INC.

         Laidlaw International, Inc. hereby certifies as follows:

         First. The name of the corporation is Laidlaw International, Inc. (the
                  "Company").

         Second. The address of the Company's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19805, County of New Castle. The name of the Company's registered agent at such address is The Company Corporation.

         Third. The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the "DGCL").

         Fourth. Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Series A Junior Participating Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 550,000,000 shares, consisting of 500,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 50,000,000 shares of Series A Junior Participating Preferred Stock, par value $.01 per share ("Series A Preferred"). The shares of Series A Preferred may only be issued pursuant to the Rights Agreement, dated as of June 23, 2003, by and between the Company and Wells Fargo Bank Minnesota, National Association, as rights agent, as may be amended from time to time, or any successor rights agreement, and any amendments thereto, that may be adopted by the Board of Directors of the Company (the "Board").

         Section 2. Series A Preferred. (a) The holders of shares of Series A Preferred, in preference to the holders of Common Stock, will be entitled to receive, when, as and if declared by the Board, out of funds legally available for the purpose, dividends payable in cash (except as otherwise provided below) on such dates as are from time to time established for the payment of dividends on the Common Stock (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred (the "First Dividend Payment Date"), in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, one hundred times the aggregate per share amount of all cash dividends, and one hundred times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the First Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred. In the event that the Company at any time (A) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (B) subdivides the outstanding shares of Common Stock, (C) combines the outstanding shares of Common Stock into a smaller number of shares or (D) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the amount to which holders of shares of Series A Preferred would otherwise be entitled immediately prior to such event under clause (ii) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (b) The Company will declare a dividend on the Series A Preferred as provided in the immediately preceding paragraph immediately after it declares a dividend on the Common Stock (other than a dividend payable in shares of Common Stock). Each such dividend on the Series A Preferred will be payable immediately prior to the time at which the related dividend on the Common Stock is payable.

         (c) Dividends will accrue on outstanding shares of Series A Preferred from the Dividend Payment Date next preceding the date of issue of such shares, unless (i) the date of issue of such shares is prior to the record date for the First Dividend Payment Date, in which case dividends on such shares will accrue from the date of the first issuance of a share of Series A Preferred, or (ii) the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends will accrue from such Dividend Payment Date. Accrued but unpaid dividends will cumulate from the applicable Dividend Payment Date but will not bear interest. Dividends paid on the shares of Series A Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than 60 calendar days prior to the date fixed for the payment thereof.

         (d) The holders of shares of Series A Preferred will have the following voting rights:

                  (i) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred will entitle the holder thereof to one hundred votes on all matters submitted to a vote of the stockholders of the Company. In the event the Company at any time
                           (A) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (B) subdivides the outstanding shares of Common Stock,
                           (C) combines the outstanding shares of Common Stock into a smaller number of shares or (D) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the number of votes per share to which holders of shares of Series A Preferred would otherwise be entitled immediately prior to such event will be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (ii) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred and the holders of shares of Common Stock will vote together as one class on all matters submitted to a vote of stockholders of the Company.

                  (iii) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred shall have no voting rights.

         (e) Whenever dividends or other dividends or distributions payable on the Series A Preferred are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred outstanding have been paid in full, the Company will not:

                  (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred;

                  (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the shares of Series A Preferred, except dividends paid ratably on the shares of Series A Preferred and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) redeem, purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred; provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding
                           up) to the shares of Series A Preferred; or

                  (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred or redeem, purchase or otherwise acquire for consideration any shares of stock ranking on a parity with the shares of Series A Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series and classes, may determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (f) The Company will not permit any majority-owned subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (f) of this Section 2, purchase or otherwise acquire such shares at such time and in such manner.

         (g) Any shares of Series A Preferred purchased or otherwise acquired by the Company in any manner whatsoever will be retired and canceled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as Series A Preferred subject to the conditions and restrictions on issuance set forth herein.

         (h) Upon any liquidation, dissolution or winding up of the Company, no distribution will be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred unless, prior thereto, the holders of shares of Series A Preferred have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series A Preferred will be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred times the aggregate amount to be distributed per share to holders of shares of Common Stock or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the shares of Series A Preferred, except distributions made ratably on the shares of Series A Preferred and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company at any time (A) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (B) subdivides the outstanding shares of Common Stock, (C) combines the outstanding shares of Common Stock into a smaller number of shares, or (D) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the aggregate amount to which each holder of shares of Series A Preferred would otherwise be entitled immediately prior to such event under the proviso in clause
                  (i) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (i) In the event that the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then, in each such case, each share of Series A Preferred will at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company at any time (A) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (B) subdivides the outstanding shares of Common Stock, (C) combines the outstanding shares of Common Stock in a smaller number of shares or (D) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (j)               The shares of Series A Preferred are not redeemable.

         (k) Notwithstanding anything contained in this Certificate of Incorporation to the contrary and in addition to any other vote required by applicable law, this Certificate of Incorporation may not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely without the affirmative vote of the holders of at least 66(Beta)% of the outstanding shares of Series A Preferred, voting together as a single class, or, if no shares of Series A Preferred are outstanding, of the outstanding shares of Common Stock.

Section 3. Common Stock. Except as otherwise provided by law, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

         FIFTH. The Board may make, amend and repeal the By-Laws of the Company.
                  Any By-Law made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such By-Law so made or amended) or by the stockholders in the manner provided in the By-Laws of the Company. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, By-Laws 1, 3, 8, 10, 11, 12, 13 and 50 may not be amended or repealed by the stockholders and no provision inconsistent therewith may be adopted by the stockholders or the Board, without the affirmative vote of the holders of at least 66(Beta)% of the voting power of the outstanding Voting Stock (as defined below), voting together as a single class. Subject to the immediately preceding sentence, the Company may in its By-Laws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of this Certificate of Incorporation, "Voting Stock" means stock of the Company of any class or series entitled to vote generally in the election of the directors of the Board (the "Directors"). Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66(Beta)% of the voting power of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provisions inconsistent with, this Article Fifth.

         SIXTH. Except as otherwise provided by law:

         (a) any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected otherwise by any consent in writing of such stockholders;

         (b) special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board; (ii) the President of the Company; (iii) the Secretary of the Company within 10 calendar days after receipt of the written request of a majority of the total number of Directors that the Company would have if there were no vacancies; or (iv) persons holding at least 66(Beta)% of all shares outstanding and entitled to vote at such meeting; and

         (c) stockholders will not be entitled to cumulative votes in the election of Directors.

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the By-Laws of the Company. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66(Beta)% of the voting power of the outstanding Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article Sixth.

         SEVENTH. Section 1. Number, Election and Terms of Directors. The number of the Directors of the Company shall be no less than seven and no more than 15. If there are less than ten Directors of the Company, no more than one Director may also be an employee of the Company; and if there are ten or more Directors of the Company, no more than two Directors may also be employees of the Company. The Directors will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The Directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2004, the Directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2005 and the Directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2006, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Company, the successors to the class of Directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Company must be by written ballot.

Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the By-Laws of the Company.

Section 3. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

Section 4. Removal. Any Director may be removed from office by the stockholders only for cause and only in the manner provided in this Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least a majority of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such Director or Directors for cause.

Section 5. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66(Beta)% of the voting power of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article Seventh. The amendment or repeal of, or the adoption of any provision inconsistent with, this Article Seventh must be by written ballot.

         EIGHTH. A Director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Company or its stockholders,
                  (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the Director derived any improper personal benefit. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No modification or repeal of the provisions of this Article Eighth shall adversely affect any right or protection of any Director existing at the date of such modification or repeal or create any liability or adversely affect any such right or protection for any acts or omissions of such director occurring prior to such modification or repeal.

         NINTH. Each person who is or was or had agreed to become a Director or officer of the Company and each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as an employee or agent of the Company or as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other entity, whether for profit or not for profit (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company to the full extent permitted by the DGCL or any other applicable law as currently or hereafter in effect. The right of indemnification provided in this Article Ninth will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation pursuant to any contract approved by a majority of the whole Board (whether or not the Directors approving such contract are or are to be parties to such contract or similar contracts). Without limiting the generality or the effect of the foregoing, the Company may adopt By-Laws, or enter into one or more agreements with any person, that provide for indemnification greater or different than that provided in this Article Ninth or the DGCL. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Ninth will not adversely affect any right or protection existing hereunder, or arising out of facts occurring, prior to such amendment, repeal or adoption and no such amendment, repeal or adoption will affect the legality, validity or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal or adoption.

         TENTH. The Company will not issue nonvoting capital stock to the extent prohibited by section 1123 of Title 11 of the United States Code as in effect on the effective date of the Plan of Reorganization of Laidlaw USA, Inc. and its debtor affiliates (the "Bankruptcy Code"); provided, however, that this Article Tenth (a) will have no further force and effect beyond that required under section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such section is in effect and applicable to the Company and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

         ELEVENTH. The name and address of the sole incorporator is as follows:

                                 Ivan R. Cairns
                                  Laidlaw Inc.
                             3221 North Service Road
                               Burlington, Ontario
                                 Canada L7R 3Y8

         TWELFTH. The following individuals shall serve as the initial directors of the Company, and each individual shall hold office until the annual meeting of stockholders to be held in the year set forth next to such individual's name, or until his or her successor is elected and qualified. The address of each director is 55 Shuman Blvd, Naperville, Illinois 60563.

         Name                                Term
-------------------------                    ----
    Kevin E. Benson                          2006
  John F. Chlebowski                         2004
James H. Dickerson, Jr                       2004
   Lawrence M. Nagin                         2006
   Vicki A. O'Meara                          2005
  Richard P. Randazzo                        2005
    Maria A. Sastre                          2004
    Peter E. Stangl                          2006
Carroll R. Wetzel, Jr.                       2005

                  IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 20th day of June, 2003.

                                        /s/ Ivan R. Cairns
                                        -------------------------------------
                                        Ivan R. Cairns